Exhibit 99.1

Bentley Systems, Incorporated Declares Fourth Quarter 2025 Dividend, Announces Extension of Stock Repurchase Program

EXTON, PA. – November 21, 2025 – Bentley Systems, Incorporated (Nasdaq: BSY) (the “Company”), the infrastructure engineering software company, today announced that its Board of Directors (the “Board”) declared a $0.07 per share dividend for the fourth quarter of 2025. The cash dividend is payable on December 11, 2025, to all stockholders of record of Class A and Class B common stock as of the close of business on December 4, 2025.

The Company also announced that the Board extended the BSY Stock Repurchase Program, authorizing the Company to repurchase up to $500 million of BSY Class B common stock and convertible notes from November 21, 2025 through December 31, 2028. This updated authorization supersedes the Company’s current authorization, which was set to expire on June 30, 2026.

The securities proposed to be acquired in the BSY Stock Repurchase Program may be repurchased from time to time in open market transactions, through privately negotiated transactions, or by other means in accordance with federal securities laws. The Company intends to fund repurchases from available working capital and cash provided by operating activities. The timing, as well as the number and value of securities repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s shares, the market price of the Company’s Class B common stock and other securities, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, and applicable legal requirements. The exact number of shares and/or notes to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice.

About Bentley Systems
Around the world, infrastructure professionals rely on software from Bentley Systems to help them design, build, and operate better and more resilient infrastructure for transportation, water, energy, cities, and more. Founded in 1984 by engineers for engineers, Bentley is the partner of choice for engineering firms and owner-operators worldwide, with software that spans engineering disciplines, industry sectors, and all phases of the infrastructure lifecycle. Through our digital twin solutions, we help infrastructure professionals unlock the value of their data to transform project delivery and asset performance.

For more information, contact:
Bentley Investors: Eric Boyer, IR@bentley.com

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations as to the repurchase of Company securities and the payment of a quarterly cash dividend in the foreseeable future. Any future determination as to such transactions will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to repurchase securities or to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

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